Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 8, 2006, relating to the balance sheet of Dematco Limited (A Development Stage Company) as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, appearing in the Company’s Annual Report on Form 10-KSB for the year ended May 31, 2007.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 19, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501